Exhibit 10.5

T1 Ventures Limited

Suite 23, 1st Floor, Eden Plaza, Eden Island , Mahé, Republic of Seychelles

December 30, 2024

STRICTLY CONFIDENTIAL

Voltage X

21/F, Sugar+

25-31 Sugar Street

Causeway Bay

Hong Kong

Attn: Mr Terrence Cheung, Mr Dan Lun, Mr Sam Ling

Dear Sirs:

This letter agreement (this “Agreement”) constitutes the agreement between Voltage X and its subsidiaries (collectively the “Company” or “Company Group”) and T1 Ventures Limited (“T1”), that T1 shall serve as the exclusive advisor in any pre initial public offerings or initial public offerings on the Nasdaq or NYSE Americas (an “Offering”) or such merger with or acquisition of businesses with the objective(s) to ultimately achieve a successful Offering and such related transactions or processes by the Company during the Term (as hereinafter defined) of this Agreement. The Company expressly acknowledges and agrees that T1’s involvement in an Offering is strictly on a reasonable best-efforts basis and that the consummation of an Offering will be subject to, among other things, market conditions. T1, subject to the Company’s consent, may retain other underwriters, brokers, dealers or agents in connection with an Offering.

A. Compensation and Reimbursement. Only at the successful closing of the initial public offering, the Company or such entity being the issuer of the Offering shall compensate T1 as follows:

1.	Monthly Retainer. Upon signing of this Agreement, the Company or the relevant ListCo, as appropriate, agrees to reimburse T1 on a calendar monthly basis equal to USD$6,000.00 per month[1] payable within 10 calendar days from each calendar month end; the amount of the Monthly Retainer will accrue and become payable upon the successful closing of the Pre-initial public offering or such equivalent capital raise (“Pre-IPO”) of the Company or the relevant ListCo and thereafter; where a Pre-IPO is not required by the Company or the relevant ListCo, any accrued but unpaid Monthly Retainer shall become due immediately;

2.	Expenses and Allowances. Upon signing of this Agreement, the Company or the relevant ListCo, as appropriate, agrees to reimburse T1 in relation to any expenses incurred on behalf of the Company relating to the solicitation or marketing of the Company’s offering, including (but not limited to) travels, roadshows, underwriter meetings, investor events/conferences. Any expenses to be incurred of over USD$[200] by T1 should obtain prior authorization / consent from the Company before incurring such costs.

[1]	Already netted after a 40% discount from the usual rate.

B. Services. Upon signing of this Agreement, T1 shall furnish the below advisory and consultancy services to the Company or the relevant ListCo in relation to the Offering and related processes, including but not limited to:

•	Negotiation of terms on behalf of the Company for any merger or acquisition with another party for the purposes of a successful Offering (if required);

•	Advisory, reorganization and implementation of shareholding structures for the purposes of the Offering;

•	Usual Offering/IPO support and coordination with external counsels, auditors and professional firms;

•	Valuation review, calculation and advisory;

•	Financial review and advisory;

•	Advisory and implementation of committees, reorganization plans and employee share option schemes where relevant for the purposes of achieving a successful Offering;

•	Supporting the Pre-IPO/IPO Offering roadshows with founders and participating shareholders;

The above Compensation and Reimbursement clause in this Agreement does not include external counsel or auditor or such third-party professional fees to support the Company or the ListCo in relation to the Offering. Consent by the Company or the ListCo must be required prior to engaging such third-party counsel, auditor or professional firms.

C. Term and Termination of Engagement; Exclusivity. The term of T1’s engagement will begin on the date hereof and end until the successful consummation of the initial public offering or the Offering (the “Term”). Notwithstanding anything to the contrary contained herein, the Company or the relevant ListCo agrees that the provisions relating to the payment of fees, reimbursement of expenses, and other terms contained in this agreement in relation to the Offering will survive any termination or expiration of this Agreement. Notwithstanding anything to the contrary contained herein, the Company or the ListCo has the right to terminate the Agreement upon mutual consent.

D. Information; Reliance. The Company shall furnish, or cause to be furnished, to T1 all information requested by T1 for the purpose of rendering services hereunder and conducting due diligence (all such information being the “Information”). In addition, the Company agrees to make available to T1 upon request from time to time the officers, directors, accountants, counsel, and other advisors of the Company.

E. Confidentiality.  Each party agrees that it will direct its designated representatives to keep confidential and not disclose any Confidential Information of the Company or the relevant ListCo; provided, however, that both parties may disclose Confidential Information (a) to its designated representatives and (b) as the Company or the relevant ListCo may otherwise consent in writing.

F. Indemnity. In connection with the Company’s engagement of T1 hereunder, the Company or the relevant ListCo hereby agrees to indemnify and hold harmless T1 and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel) in relation to the Offering and related transactions.

G. Limitation of Engagement to the Company. The Company or the relevant ListCo acknowledges that T1 has been retained only by the Company or the relevant ListCo, that T1 is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of T1 is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against T1 or any of its affiliates. The Company or the relevant ListCo acknowledges that any recommendation or advice, written or oral, given by T1 to the Company in connection with T1’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. T1 shall not have the authority to make any commitment binding on the Company or the relevant ListCo. The Company or the relevant ListCo, in its sole discretion, shall have the right to reject any investor, underwriter, professional or relevant counterparties introduced to it by T1.

H. Limitation of T1’s Liability to the Company. T1 and the Company or the relevant ListCo further agree that neither T1 nor any of its affiliates or any of its or their respective officers, directors, controlling persons, employees or agents shall have any liability to the Company or the relevant ListCo, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder.

I. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong applicable to agreements made and to be fully performed therein.

J. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or e-mail, if sent to T1, at the address set forth on the first page hereof, e-mail: ir@toponecp.com.

M. Miscellaneous. The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document, or instrument to which it is a party or bound. This Agreement shall not be modified or amended except in writing signed by T1 and the Company. This Agreement shall be binding upon and inure to the benefit of both T1 and the Company and their respective assigns, successors, and legal representatives. This Agreement may be executed in counterparts (including electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. Execution and delivery of this Agreement by electronic mail or other electronic transmission is legal, valid, and binding for all purposes.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by T1 and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

T1 VENTURES LIMITED

By:
Name: Darren Lui
Title: Director
Date:

Accepted and Agreed:

Voltage X

By:
Name: Terence Cheung
Title: Director
Date: 30/12/2024

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